Exhibit 99.(h)(4)

November 7, 2025

The Board of Trustees

Harris Oakmark ETF Trust

111 S. Wacker Drive, Suite 4600

Chicago, IL 60606

Re:        Advisory Fee Waiver Agreement

With reference to each Investment Advisory Agreement (each, the “Advisory Agreement”) entered into by and between Harris Associates L.P. (the “Adviser”) and Harris Oakmark ETF Trust (the “Trust”) on behalf of each of Oakmark International Large Cap ETF, Oakmark Global Large Cap ETF, and Oakmark U.S. Concentrated ETF, each a series of the Trust (each, a “Fund”), we agree as follows:

1.	The Adviser agrees to waive a portion of its advisory fee (as described in each Advisory Agreement’s Fee Schedule) for each Fund as set forth on Appendix A from each Fund’s inception to January 28, 2027.

2.	This letter agreement shall remain in effect until January 28, 2027. During the period covered by this letter agreement, the fee waiver arrangement set forth herein for each Fund may only be modified by mutual agreement of the parties that, with respect to the Trust, includes a majority vote of the “non-interested” Trustees of the Trust. This letter agreement shall be binding upon any successors and assigns of the Adviser.

3.	Neither the Trust nor any Fund will be required to reimburse the Adviser for amounts waived by the Adviser pursuant to this letter agreement.

4.	We understand that the Trust will rely on this undertaking in preparing and filing its Post-Effective Amendment to the Registration Statement on Form N-1A for the Trust and with respect to each Fund with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net and gross asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and we expressly permit the Trust to so rely.

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Very truly yours,

HARRIS ASSOCIATES L.P.

By:	/s/ Christopher W. Keller
Name: Christopher W. Keller
Title: President

Accepted and Agreed to by:

HARRIS OAKMARK ETF TRUST

on behalf of each Fund identified herein

By:	/s/ Rana J. Wright
Name: Rana J. Wright
Title: President

APPENDIX A

ADVISORY FEE WAIVER

1.	Oakmark International Large Cap ETF. The Adviser shall waive the Advisory Fee it charges to Oakmark International Large Cap ETF by 0.05%.

2.	Oakmark Global Large Cap ETF. The Adviser shall waive the Advisory Fee it charges to Oakmark Global Large Cap ETF by 0.05%.

3.	Oakmark U.S. Concentrated ETF. The Adviser shall waive the Advisory Fee it charges to Oakmark U.S. Concentrated ETF by 0.05%.